Exhibit 10(vii)

                                      "WnR"
                           DIRECT RESPONSE CONSULTANTS

11/8/2000

Sound Works International
8495 Oddfellows Road NE
Bainbridge, WA 98110

Attn: Jerry Dennon

                          RE: "30 Classis Car - Tunes"

The following will constitute our agreement regarding the services "WnR" will provide for you, effective upon execution by both parties:

      1. During the duration of this campaign and so long as our fees are paid in a timely manner, we shall act as your exclusive agent and use our best efforts to place your direct response product commercial(s) on Cable, Syndication and Broadcast TV stations on both paid schedules and P.I. (per inquiry) basis. All media sources and paid schedules will be submitted to client for prior approval, in writing, prior to airing. You shall provide us with suitable direct response spot(s), subject to our approval as to content and broadcast standards. "WnR" will use its best efforts to aid in the success of your product. We make no guarantee of the results of our services or of the acceptability of your product or service to TV broadcast stations, syndication or cable stations or to consumer.

      2. Time purchased on your behalf by "WnR" for cable, broadcast, or syndication will be submitted to you in writing in the form of an insertion order and will require written approval from the client prior to airdate. "WnR" does not guarantee or warrant favorable results for any time buy placed by "WnR" for any product.

      3. All advance payments to television stations and cable networks plus advance commission to "WnR" are due upon request. Cable funds must be received in our office no later than 48 hours after the request.

      4. All payment to television broadcast stations, syndication or cable networks who air your products other than advance stations, require payment within fifteen (15) days of the "WnR" invoice date.

      5. In the event of a refund of monies advanced to TV broadcast stations, syndication, or cable stations and/or "WnR", such refunds shall be paid to you within ten (10) working days after the

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            last Sunday of the next billing month. "WnR" reserves the right to deduct any overdue unpaid balances from the refunds of advanced monies for both media and "WnR's" commissions.

      6. All special answering service bills, for cable networks, received by "WnR" on your behalf, are payable within fifteen (15) days of the "WnR" invoice date. Proof of charges will be provided. "WnR" does not apply any commission to these charges.

      6a. "WnR" will allow Sound Works International to use "WnR's" telemarketing account through West Teleservices Corp. By doing so, Sound Works International will be responsible to "WnR" for all payments due West Teleservices Corp. For Sound Works International products marketed by "WnR". All bills are to be paid within 15 days of date of invoice. (These are "pass-through" charges with no commission added.)

      6b. "WnR" requires a $500.00 set-up fee which will be used against the final telemarketing billing when the campaign is terminated. Any excess monies will be returned 10 days after the final billing from West Teleservices Corp.

      7. We shall have the right to test your product and elect to go forward or to terminate the project. Either party shall have the right to terminate our services, upon 30 days written notice. Also, in the event we are not fully and timely paid or in the event cable, syndicators, and TV broadcast stations are not fully and timely paid, we reserve the right to withdraw our representation and terminate all services at any time. The client agrees to pay for leads due media and commissions due "WnR" for any programs "WnR" puts in place for the duration of the campaign.

      8. When "WnR" is placing Per Inquiry advertising, client guarantees payment of all orders due to cable, syndication and/or TV broadcast stations at a rate no greater than 45% of the retail price, for cable, syndication and broadcast which includes "WnR's" commission. Certain media sources require higher payouts. Client Will be notified in writing when this occurs for prior approval.

            o An order is defined as a name, address, method of payment and quantity ordered. Any order reported to "WnR" and media pertaining to this product under this definition is considered a completed order. There are no allowances for non-deliverable items.

      8a. Upsells will be paid to media at a rate of 10% net of the selling price. N/A

      8b. In reference to paragraph 8a, "WnR shall also receive a commission of 5% for each upsell. N/A

      8c. "WnR", in some cases, owns broadcast cable and syndication time. If a product is placed in time owned by "WnR", the results will be billed to the client on a guaranteed cost per order of no greater than 45% of the retail cost. Upsell commission will apply as in paragraph 8b. The client will be informed of such placements prior to actual airing of the product.

      8d. Time purchased by "WnR" for your product, will be billed at a rate of 15% commission based upon the gross cost of the time purchased on your behalf.

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      9.    You shall pay for or reimburse "WnR" for direct out-of-pocket expenses, such as freight, U.P.S., Federal Express, postage, messengers, etc. These are pass-through charges only. Proof of charges will be provided.

      10. You warrant and represent that you have the right to advertise, market and sell all of the products and services submitted to us and that they do not violate the rights of any person or law, rule, or regulation. In connection therewith, you will defend, indemnify, and hold us harmless from any liability, obligation, loss, cost, damage, reasonable attorney fees, or other expense which we may sustain or incur as a result of any claim or lawsuit brought against us in connection with the marketing, distribution, production, sale or use of the advertisement of your product or service. We shall have the right to withhold any sums otherwise due to you under this or any other agreement between us in order to cover the foregoing indemnification.

      11. It is expressly understood and agreed that "WnR" has a duty to use it's best efforts to cooperate with all TV broadcast stations, syndication or cable stations towards assuring that all bills owing to them are fully paid by you.

      12. This agreement is made at Los Angeles, California and all payments shall be made upon submission of invoices to our office. The laws and state of California shall control this agreement. This document contains our entire understanding and agreement and each party acknowledges and agrees that there are no representation warranties or other agreements than as set forth herein. The prevailing party in any dispute arising hereunder shall be entitled to recover its attorneys' fees and costs incurred in addition to its actual damages and other relief.

      13. No waiver of any breach of this agreement nor any failure to insist upon the strict performance of any of the terms and conditions of this agreement, shall constitute any waiver of any subsequent breach or waiver of either parties right to later insist upon the strict performance of that or any other term or condition of this agreement. This agreement shall be binding upon and shall inure to the benefit of the parties, their successors, legal representatives and assigns. However, we shall not assign or delegate any or all of our rights or obligations hereunder to any party without your prior written consent.

      14. From time to time "WnR" Direct Response Consultants, Inc. is asked to suggest companies who perform services which are related to direct response advertising such as, but not limited to, production houses, fulfillment houses, script writers, telemarketers, etc. It is expressly understood that "WnR" will not be responsible for the performance of any company or service suggested. It is the sole responsibility of the client to make any and all necessary inquiries, check references, negotiate appropriate terms and conditions and accept or reject those companies suggested by "WnR".

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      15.   Confidentiality: Parties, during the terms of this agreement may have access to and acquire knowledge from material, data, Systems and other information which may not be accessible or known to the general public or Parties competitors (collectively, "Parties' Proprietary information"). All of the Parties' Proprietary information shall be deemed confidential and proprietary to Parties and except as otherwise required by law or court order shall not be used, disclosed, published or divulged by either Party to any person, firm or corporation in any manner whatsoever without first having obtained the prior written permission of the other Party, which permission may be withheld at its sole discretion.

Please indicate your approval to the terms and conditions of this agreement by signing and returning this contract.

"WnR" Direct Response Consultants


By:_______________________________  Date:____________

         Gary L. Wetter, President

APPROVED AND AGREED:

__________________________________ Date:_____________

__________________________________ Date:______________